Exhibit 99.1


     BTU International Reports Fourth Quarter and Fiscal Year 2005 Results;
        Fourth Quarter Net Income $2.1 Million on Sales of $19.3 Million


     NORTH BILLERICA, Mass.--(BUSINESS WIRE)--Feb. 16, 2006--BTU International, Inc. (Nasdaq NM: BTUI), a leading supplier of advanced thermal processing equipment for the electronics manufacturing and energy generation markets, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2005.
     Fourth quarter net sales were $19.3 million, up 4 percent compared to $18.5 million in the preceding quarter, and up 41 percent compared to $13.6 million for the same quarter a year ago. Net income for the fourth quarter of 2005 was $2.1 million, or $0.25 per diluted share, up 31 percent compared to a net income of $1.6 million, or $0.20 per diluted share, in the preceding quarter, and compared to a net income of $70,000, or $0.01 per diluted share, in the fourth quarter of 2004.
     Net sales for the year 2005 increased to $66.4 million, up 22 percent compared to $54.6 million for the year 2004. Net income for 2005 was $4.6 million, or $0.60 per diluted share. This compares to a net loss for 2004 of $4.2 million, or a loss of $0.58 per share, which included a one-time restructuring charge of $1.6 million, or $0.23 per share.
     Commenting on the company's performance, Paul J. van der Wansem, chairman and CEO, said, "We are pleased with the results of our continuing efforts to reduce costs, increase productivity, gain market share in key strategic areas and grow the business. Much of the credit for our growth is due to our emphasis on globalization and having the right products and resources in the right place at the right time."
     During the fourth quarter of 2005 BTU completed a public offering of common stock, which resulted in net proceeds to the company of approximately $16 million.
     Earlier this month, BTU announced that it had entered into a purchase and sale agreement under which BTU will acquire the product lines, trademarks and other related assets of Radiant Technology Corporation (RTC). Commenting on the acquisition, Van der Wansem said, "The RTC technology and products provide a good fit with BTU's strategic expansion of the energy generation segment of our business and the inclusion of the RTC product line within BTU's family of products will provide for a stronger competitive position in a global market place." This acquisition is subject to customary closing conditions, including approval by RTC's shareholders. BTU anticipates that the acquisition will close by early March.

     Outlook

     "Most of our markets look strong going into 2006. However, visibility for the total year remains somewhat limited," said Van der Wansem. "Based on our current knowledge, we expect the first quarter of 2006 to deliver revenues ahead of those achieved in the quarter just completed, with earnings to be the same with upside potential. Overall, we expect the year 2006 to be another growth year for BTU."

     Teleconference and Simultaneous Webcast

     BTU will be discussing its financial results, along with its outlook for the first quarter of 2006, in a conference call to be held tomorrow, Friday, February 17, at 11:00 a.m. Eastern Time. A webcast of the conference call will be available on BTU's website at www.btu.com or at www.streetevents.com. Replays of the call will be available through March 3, 2006, and can be accessed at these websites or by phone at (888) 203-1112 (pass code 8115420).

     About BTU International

     BTU International is a market-leading supplier of advanced thermal processing equipment to the electronics manufacturing and energy generation markets. BTU manufactures reflow furnaces for printed circuit board assembly as well as for wafer-level packaging and die-level packaging. BTU also provides thermal process solutions for the solar cell, fuel cell and nuclear fuel industries. BTU, with headquarters in North Billerica, MA, operates worldwide with direct sales and service offices in the USA, Asia and Europe. Information about BTU International is available on BTU's website at www.btu.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     This news release contains express or implied forward-looking statements regarding, among other things, (i) the company's expectation of sales in the first quarter 2006 slightly ahead of those of the fourth quarter 2005, (ii) the company's expectation for continuing profitability, and (iii) the company's expectation for business in the Electronics Manufacturing and Energy Generation markets. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2004. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of February 16, 2006, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.


                             BTU INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)

                      Three Months Ended        Twelve Months Ended
                   ------------------------- -------------------------
                   December 31, December 31, December 31, December 31,
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------

Net sales          $    19,267  $    13,624  $    66,407  $    54,639
Costs of goods sold     12,201        9,932       42,575       41,503
                    -----------  -----------  -----------  -----------

  Gross profit           7,066        3,692       23,832       13,136

Operating expenses:
   Selling,
    general and
    administrative       4,055        2,562       15,343       11,528
   Research,
    development
    and engineering        674          903        3,206        3,691
   Restructuring
    Charges                  -            -            -        1,648
                    -----------  -----------  -----------  -----------

Operating income (loss)  2,337          227        5,283       (3,731)
Interest income              1            -            3           18
Interest expense          (146)        (155)        (566)        (470)
Other income, net            -           (2)           -            2
                    -----------  -----------  -----------  -----------

Income (loss)
 before provision
 for income taxes        2,192           70        4,720       (4,181)

Provision for
 income taxes             (101)           -         (101)           -
                    -----------  -----------  -----------  -----------

Net income (loss)  $     2,091  $        70  $     4,619  $    (4,181)
                    ===========  ===========  ===========  ===========

Income (loss) per share:
   Basic           $      0.27  $      0.01  $      0.62  $     (0.58)
   Diluted         $      0.25  $      0.01  $      0.60  $     (0.58)

Weighted average
 number of shares
 outstanding:
   Basic shares      7,849,093    7,196,612    7,421,146    7,185,091
   Effect of
    dilutive options   429,858       69,249      251,171            -
                    -----------  -----------  -----------  -----------
   Diluted shares    8,278,951    7,265,861    7,672,317    7,185,091
                    ===========  ===========  ===========  ===========



                             BTU INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                           December 31,  December 31,
Assets                                         2005          2004
                                           -------------  ------------

Current assets
    Cash and cash equivalents             $      15,460  $        372
    Accounts receivable                          16,519         9,170
    Inventories                                  13,933        13,354
    Other current assets                            489           646
                                           -------------  ------------

        Total current assets                     46,401        23,542
                                           -------------  ------------

Property, plant and equipment, net                2,343         2,689

Other assets, net                                   161           827
                                           -------------  ------------

            Total assets                  $      48,905  $     27,058
                                           =============  ============

Liabilities and stockholders' equity

Current liabilities
    Current portion of long-term debt     $         183  $        173
    Borrowings under line of credit                   -         2,185
    Other current liabilities                    10,850         8,248
                                           -------------  ------------

        Total current liabilities                11,033        10,606

Long-term debt, less current portion              5,106         5,289

Long-term deferred compensation                     283           512
                                           -------------  ------------

            Total liabilities                    16,422        16,407
                                           -------------  ------------

        Total stockholders' equity               32,483        10,651
                                           -------------  ------------

            Total liabilities and
             stockholders' equity         $      48,905  $     27,058
                                           =============  ============



     CONTACT: BTU International, Inc.
              Vice President, CAO
              Tom Kealy, 978-667-4111 Ext. 106
              or
              Agency:
              For BTU International
              IR Counsel
              Bill Monigle, 603-424-1184